9618754.1



9618754.1


                SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

    NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
               OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

NAME:  Blue Rock Registered Fund, LLC

ADDRESS OF PRINCIPAL  BUSINESS OFFICE (NO. & STREET,  CITY,  STATE,
ZIP CODE):

Blue Rock Registered Fund, LLC
c/o Blue Rock Advisors, Inc.
3915 IDS Center
80 South Eighth Street
Minneapolis, Minnesota  55402

TELEPHONE NUMBER (INCLUDING AREA CODE):  (612) 337-8000

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Blue Rock Registered Fund, LLC
c/o Blue Rock Advisors, Inc.
3915 IDS Center
80 South Eighth Street
Minneapolis, Minnesota  55402
Attn:  Robert W. Fullerton

COPY TO:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the
 Investment Company Act of 1940, concurrently with the filing of form N-8A:

Yes  X          No  __
    ---

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 20th day of April 2004.

                          Blue Rock Registered Fund, LLC
                              (Name of Registrant)




                          By:  /s/ Robert W. Fullerton
                               -------------------------------
                               Name:  Robert W. Fullerton
                               Title: Manager and Principal Executive Officer